Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-155607) and on Form S-8 (Registration Nos. 033-54158, 333-88229, 333-48130, 333-58676, 333-65400, 333-104354, 333-115713, 333-136648 and 333-159513) of Quaker Chemical Corporation of our report dated March 5, 2009, except for Note 1, “Reclassifications and Retrospective Adjustments,” Note 15, “Earnings Per Share,” and Note 22, “Quarterly Results,” as to which the date is November 23, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

November 23, 2009